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                             [IMPERIAL SUGAR LOGO]

NEWS                                                       FOR IMMEDIATE RELEASE

                         Contact:
                                          Mark Q. Huggins
                                          Managing Director and
                                          Chief Financial Officer
                                          (281) 490-9587


                                          Investor Relations:
                                          Morgen-Walke Associates
                                          Gordon McCoun
                                          Media Contact: Steve DiMattia
                                          (212) 850-5600

         IMPERIAL SUGAR COMPANY COMPLETES SALE OF NUTRITIONAL PRODUCTS
                               BUSINESS TO HORMEL

     SUGAR LAND, TX, April 30, 2001 -- Imperial Sugar Company (OTC BB: IPRL) today announced completion of the sale of its Diamond Crystal Brands nutritional products business to Hormel Foods Corporation (NYSE: HRL) ("Hormel") for approximately $65 million in cash, subject to certain post-closing adjustments. The transaction was approved by the U.S. Bankruptcy Court for the District of Delaware as Imperial Sugar Company filed a petition for relief under chapter 11 of the U.S. Bankruptcy Code on January 16, 2001. The Company expects to apply approximately $51 million of the net after-tax proceeds to permanently reduce debt.

     Included in the sale to Hormel are product categories that are primarily sold to hospitals and nursing homes -- Frozen Supplements, Dry and Ready-to-Serve Supplements, modified products, and Thickeners and Thickened and Pureed Products. The product lines, which are included in the Company's foodservice segment, represented approximately $50 million in net sales in the fiscal year ended September 30, 2000. The asset sale does not include real property or manufacturing facilities. Diamond Crystal Brands will continue to manufacture specific products under a co-pack arrangement with Hormel.

                                    -MORE-

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IMPERIAL SUGAR COMPANY                                                   PAGE 2

     James C. Kempner, Chief Executive Officer, stated, "While Diamond Crystal Brands nutritional products business was a profitable, growing business, it did not fit the strategic direction of Imperial Sugar. By selling the business, Imperial Sugar will further reduce its debt, which remains a top priority for our Company."

     Imperial Sugar Company is the largest processor and marketer of refined sugar in the United States and a major distributor to the foodservice market. The Company markets its products nationally under the Imperial(TM), Dixie Crystals(TM), Spreckels(TM), Pioneer(TM), Holly(TM), Diamond Crystal(TM) and
Wholesome Sweeteners(TM) brands.   Additional information about Imperial Sugar
may be found on its web site at www.imperialsugar.com.

Statements regarding the Company's ability to complete its bankruptcy reorganization proceedings timely, the outcome of the reorganization plan, the Company's ability to sustain current operations during the pendency of the reorganization including its ability to maintain normal relationships with customers, the ability of the Company to establish normal terms and conditions with suppliers and vendors, costs of the reorganization process, the adequacy of financing arrangements during the reorganization period, future market prices, operating results, synergies, sugarbeet acreage, future operating efficiencies, cost saving and other statements which are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, the results of the bankruptcy proceedings, court decisions and actions, the negotiating positions of various constituencies, the results of negotiations, market factors, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize planned cost savings, the available supply of sugar, available quantity and quality of sugarbeets and other factors detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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